MICHAEL T. STUDER CPA P.C.
18 East Sunrise Highway, Suite 311
Freeport, NY 11520
Phone: (516) 378-1000

August 30, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Cartoon Acquisition, Inc. (the "Issuer")

Gentlemen:

I have read the statements included in Item 4.01 of the Issuer's Form 8-K filed with the Commission on August 24, 2007.

Except for the fact that my reports included in both the December 31, 2003 and December 31, 2004 Forms 10-KSB contained an explanatory paragraph regarding a going concern uncertainty, I agree with the first sentence of paragraph 2 of Item 4.01.

I agree with paragraphs 6 and 10 of Item 4.01.

Regarding paragraphs 7, 8, 9, and 14 of Item 4.01, I did not discontinue communicating with the Issuer. I am not aware of any unanswered telephone calls. I am not aware of any returned (by the U.S. Postal Service) correspondence mailed to my firm.

Regarding paragraph 16 of Item 4.01, other than noting that I recommended that a successor (to Mr. Marchaesi) compiling accountant be engaged by the Issuer, I agree with the statement contained therein.

Very truly yours,

Michael T. Studer
President

cc: Cartoon Acquisition, Inc.
Post Office Box 202
Wyoming, New York 14591-0202